As filed with the Securities and Exchange Commission on February 5, 2007
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NOS. 33-85270,
33-94438, 333-00855, 333-11385, 333-25953, 333-46867, 333-48533, 333-73007, 333-11387,
333-48535, 333-85135, 333-88586 AND 333-98735
UNDER THE SECURITIES ACT OF 1933

STRATEX NETWORKS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0016028 (I.R.S. Employer Identification Number)
Research Triangle Park, 637 Davis Drive, Morrisville, North Carolina 27560
(Address of Principal Executive Offices)

Stratex Networks, Inc. (formerly known as Digital Microwave Corporaton) 1994 Stock Incentive Plan
Stratex Networks, Inc. (formerly known as Digital Microwave Corporaton) 1996 Non-Officer Employee Stock Option Plan
Stratex Networks, Inc. (formerly known as Digital Microwave Corporaton) 1998 Non-Officer Employee Stock Option Plan
Stratex Networks, Inc. 1999 Stock Incentive Plan
Stratex Networks, Inc. 2002 Stock Incentive Plan
(Full Title of the Plan)

Guy M. Campbell
Chief Executive Officer
Stratex Networks, Inc.
Research Triangle Park
637 Davis Drive
Morrisville, North Carolina 27560
(Name and Address of Agent for Service)

(919) 717-3250
(Telephone Number, Including Area Code for Agent for Service)

DEREGISTRATION OF UNSOLD SECURITIES
     These Post-Effective Amendments relate to the following registration statements of Stratex Networks, Inc. (“Registrant”), predecessor to Harris Stratex Networks Operating Corporation, a wholly-owned subsidiary of Harris Stratex Networks, Inc. (“Harris Stratex”) (collectively, the “Registration Statements”):
Registration statement on Form S-8 (File Nos. 33-85270) filed with the Securities and Exchange Commission (the “Commission”) on October 17, 1994, pertaining to the registration of 900,000 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1994 Stock Incentive Plan.
Registration statement on Form S-8 (File No. 33-94438) filed with the Commission on July 11, 1995, pertaining to the registration of 133,330 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1994 Stock Incentive Plan.
Registration statement on Form S-8 (File No. 333-00855) filed with the Commission on February 12, 1996, pertaining to the registration of 150,000 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1994 Stock Incentive Plan.
Registration statement on Form S-8 (File No. 333-11385) filed with the Commission on September 4, 1996, pertaining to the registration of 1,000,000 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1994 Stock Incentive Plan.
Registration statement on Form S-8 (File No. 333-25953) filed with the Commission on April 28, 1997, pertaining to the registration of 150,000 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1994 Stock Incentive Plan.
Registration statement on Form S-8 (File No. 333-46867) filed with the Commission on February 25, 1998, pertaining to the registration of 300,000 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1994 Stock Incentive Plan.
Registration statement on Form S-8 (File No. 333-48533) filed with the Commission on March 24, 1998, pertaining to the registration of 2,500,000 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1994 Stock Incentive Plan.
Registration statement on Form S-8 (File No. 333-73007) filed with the Commission on February 26, 1999, pertaining to the registration of 300,000 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1994 Stock Incentive Plan.
Registration statement on Form S-8 (File No. 333-11387) filed with the Commission on September 4, 1996, pertaining to the registration of 500,000 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1996 Non-Officer Employee Stock Option Plan.
Registration statement on Form S-8 (File No. 333-48535) filed with the Commission on March 24, 1998, pertaining to the registration of 500,000 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1998 Non-Officer Employee Stock Option Plan.
Registration statement on Form S-8 (File No. 333-85135) filed with the Commission on August 13, 1999, pertaining to the registration of 2,500,000 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Stratex Networks, Inc. 1999 Stock Incentive Plan.
Registration statement on Form S-8 (File No. 333-88586) filed with the Commission on May 17, 2002, pertaining to the registration of 4,000,000 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Sratex Networks, Inc. 1999 Stock Incentive Plan.
Registration statement on Form S-8 (File No. 333-98735) filed with the Commission on August 26, 2002, pertaining to the registration of 10,000,000 shares of Registrant’s Common Stock, par value of $0.01 per share, issuable under the Stratex Networks, Inc. 2002 Stock Incentive Plan.

The plans identified above are collectively referred to as the “Plans.”
     In connection with an Amended and Restated Formation, Contribution and Merger Agreement, dated as of December 18, 2006 (the “Agreement”), among Registrant, Harris Corporation, Stratex Merger Corp., and Harris Stratex, as amended on January 26, 2007, (i) Harris Stratex’s wholly owned subsidiary, Stratex Merger Corp., merged with and into Registrant on January 26, 2007 (the “Merger”) with Registrant as the surviving corporation and renamed Harris Stratex Networks Operating Corporation, and (ii) Harris simultaneously contributed its Microwave Communications Division and $32.1 million in cash to Harris Stratex. Pursuant to the terms and conditions of the Agreement, upon the Merger, (i) each outstanding share of Registrant’s Common Stock was converted into one quarter of a share of Harris Stratex’s Class A Common Stock, (ii) each option to purchase shares of Registrant’s Common Stock under each of the Plans, whether vested or unvested, was converted into an option to acquire that number of shares of Harris Stratex’s Class A Common Stock equal to one-fourth of the number of shares of Registrant’s Common Stock issuable upon exercise of the option immediately prior to such conversion at an exercise price per share equal to four times the exercise price per share of Registrant’s Common Stock immediately prior to such conversion and each right of any kind, contingent or accrued, to acquire or receive shares of Registrant’s Common Stock or benefits measured by the value of shares of Registrant’s Common Stock, and (iii) each award of any kind consisting of shares of Registrant’s Common Stock under any of the Prior Plans (other than options to purchase Registrant’s Common Stock), was converted into the right to acquire, or the right to receive benefits measured by the value of, that number of shares of Harris Stratex’s Class A Common Stock equal to one-fourth of the number of shares of Registrant’s Common Stock underlying such award (rounded down to the nearest whole number) immediately prior to such conversion, and if such award determined such rights by reference to the extent the value of the shares of Registrant’s Common Stock exceed a specified reference price, at a reference price per share of Harris Stratex’s Class A Common Stock (rounded up to the nearest whole cent) equal to four times the reference price per share of Registrant’s Common Stock.
     In accordance with an undertaking made by Registrant in this Registration Statement to remove by means of a post-effective amendment any shares of the Registrant’s Common Stock which remain unsold at the termination of the offering, the Registrant hereby de-registers any and all shares of Registrant’s Common Stock originally reserved for issuance under the Plans and registered under the Registration Statements listed above which remained unissued at the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Morrisville, the State of North Carolina, on February 2, 2007.

Harris Stratex Networks Operating Corporation (formerly known as Stratex Networks, Inc.)
By:	/s/ Guy Campbell
	Name:	Guy Campbell
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Meena Elliott and Juan Otero with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together, shall constitute one instrument.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guy Campbell	President, Chief Executive Officer and Director	February 2, 2007
Guy Campbell	(Principal Executive Officer)

/s/ Sarah A. Dudash	Chief Financial Officer and Director	February 2, 2007
Sarah A. Dudash	(Principal Financial Officer)

/s/ Robert W. Kamensi Robert W. Kamenski	Corporate Controller (Principal Accounting Officer)	February 2, 2007

Thomas H. Waechter	Director	February 2, 2007